UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2019 (August 26, 2019)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal St., Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	GOGO	NASDAQ Global Select Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

ABL Credit Agreement

On August 26, 2019, Gogo Inc. (“Gogo”), Gogo Intermediate Holdings LLC (the “Company”), a direct wholly owned subsidiary of Gogo, and Gogo Finance Co. Inc. (“Finance Co.” and, together with the Company, the “Borrowers”), a direct wholly owned subsidiary of the Company and an indirect wholly owned subsidiary of Gogo, entered into a credit agreement (the “ABL Credit Agreement”) among the Borrowers, the other loan parties party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”) and Morgan Stanley Senior Funding, Inc. as syndication agent, which provides for an asset-based revolving credit facility (the “ABL Credit Facility”) of up to $30 million, subject to borrowing base availability, and includes letter of credit and swingline sub-facilities.

Borrowing availability under the ABL Credit Facility is determined by a monthly borrowing base collateral calculation that is based on specified percentages of the value of eligible accounts receivable (including eligible unbilled accounts receivable) and eligible credit card receivables, less certain reserves and subject to certain other adjustments as set forth in the ABL Credit Agreement. Availability is reduced by issuance of letters of credit as well as any borrowings.

The final maturity of the ABL Credit Facility is August 26, 2022, unless the aggregate outstanding principal amount of Gogo’s 6.00% Convertible Senior Notes due 2022 has not, on or prior to December 15, 2021, been repaid in full or refinanced with a new maturity date no earlier than February 26, 2023, in which case the final maturity date shall instead be December 16, 2021.

Loans outstanding under the ABL Credit Facility bear interest at a floating rate measured by reference to, at the Borrowers’ option, either (i) an adjusted London inter-bank offered rate (subject to a floor of 0.00%) plus an applicable margin ranging from 1.50% to 2.00% per annum depending on a fixed charge coverage ratio, or (ii) an alternate base rate plus an applicable margin ranging from 0.50% to 1.00% per annum depending on a fixed charge coverage ratio. Unused commitments under the ABL Credit Facility are subject to a per annum fee ranging from 0.25% to 0.375% depending on the average quarterly usage of the revolving commitments.

The obligations under the ABL Credit Agreement are guaranteed by Gogo and all of Gogo’s existing and future subsidiaries, subject to certain exceptions (collectively, the “Guarantors”), and such obligations and the obligations of the Guarantors are secured by:

•

a perfected security interest in all present and after-acquired inventory, accounts receivable, deposit accounts, securities accounts, and any cash or other assets in such accounts and other related assets owned by each Guarantor and the proceeds of the foregoing, except to the extent such proceeds constitute Cash Flow Priority Collateral (as defined below), and subject to certain exceptions (the “ABL Priority Collateral”), which security interest is senior to the security interest in the ABL Priority Collateral securing the Borrowers’ existing 9.875% Senior Secured Notes due 2024 (the “Senior Secured Notes”); and

•

a perfected security interest in substantially all tangible and intangible assets of each Guarantor other than the ABL Priority Collateral (the “Cash Flow Priority Collateral”), which security interest is junior to the security interest in the Cash Flow Priority Collateral securing the Senior Secured Notes.

The ABL Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among other things: the incurrence of additional indebtedness; the incurrence of additional liens; dividends or other distributions on equity; the purchase, redemption or retirement of capital stock; the payment or redemption of certain indebtedness; loans, guarantees and other investments; entering into other agreements that create restrictions on the ability to pay dividends or make other distributions on equity, make or repay certain loans, create or incur certain liens or guarantee certain indebtedness; asset sales; sale-leaseback transactions; swap agreements;

consolidations or mergers; amendment of certain material documents; certain regulatory matters; Canadian pension plans; and affiliate transactions. The negative covenants are subject to customary exceptions and also permit dividends and other distributions on equity, investments, permitted acquisitions and payments or redemptions of indebtedness upon satisfaction of the “payment conditions”. The payment conditions are deemed satisfied upon Specified Availability (as defined in the ABL Credit Agreement) on the date of the designated action and Specified Availability for the prior 30-day period exceeding agreed-upon thresholds, the absence of the occurrence and continuance of any default and, in certain cases, pro forma compliance with a fixed charge coverage ratio of no less than 1.10 to 1.00.

The ABL Credit Agreement includes a minimum fixed charge coverage ratio test of no less than 1.00 to 1.00, which is tested only when Specified Availability is less than the greater of (A) $4.5 million and (B) 15.0% of the then effective commitments under the ABL Credit Facility, and continuing until the first day immediately succeeding the last day of the calendar month which includes the thirtieth (30th) consecutive day on which Specified Availability is in excess of such threshold so long as no default has occurred and is continuing and certain other conditions are met.

The ABL Credit Agreement provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, and interest on all of the then outstanding obligations under the ABL Credit Facility to be due and payable immediately and the commitments under the ABL Credit Facility to be terminated.

A copy of the ABL Credit Agreement is attached as Exhibit 10.1 hereto, and incorporated herein by reference. The foregoing description of the ABL Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

Security Documents

On August 26, 2019, the Borrowers and the Guarantors entered into an ABL collateral agreement (the “ABL Collateral Agreement”), in favor of the Administrative Agent, whereby the Borrowers and the Guarantors granted a security interest in substantially all tangible and intangible assets of each Borrower and each Guarantor, to secure all obligations of the Borrowers and the Guarantors under the ABL Credit Agreement, and U.S. Bank National Association, as Cash Flow Collateral Representative, and JPMorgan Chase Bank, N.A., as ABL Agent, entered into a crossing lien intercreditor agreement (the “Intercreditor Agreement”) to govern the relative priority of liens on the collateral that secures the ABL Credit Agreement and the Senior Secured Notes and certain other rights, priorities and interests. Copies of the ABL Collateral Agreement and the Intercreditor Agreement are attached as Exhibits 10.2 and 10.6 hereto, respectively, and incorporated herein by reference. The foregoing descriptions of the ABL Collateral Agreement and the Intercreditor Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents.

On August 26, 2019, Gogo LLC, a subsidiary of the Company and a Guarantor, entered into a Patent Security Agreement and a Copyright Security Agreement, and Gogo LLC and Gogo Business Aviation LLC, each a subsidiary of the Company and a Guarantor, entered into a Trademark Security Agreement, in each case, in favor of the Administrative Agent. Copies of such Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement are attached as Exhibits 10.3, 10.4 and 10.5 hereto, respectively, and incorporated herein by reference. The foregoing descriptions of such Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On August 27, 2019, Gogo issued a press release announcing the closing of the ABL Credit Agreement.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 26, 2019, among Gogo Intermediate Holdings LLC and Gogo Finance Co. Inc., as the Borrowers, Gogo Inc., the other loan parties party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Morgan Stanley Senior Funding, Inc., as Syndication Agent.

10.2	ABL Collateral Agreement, dated as of August 26, 2019, among Gogo Inc., Gogo Intermediate Holdings LLC, Gogo Finance Co. Inc. and certain of their subsidiaries in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

10.3	Patent Security Agreement, dated August 26, 2019, by Gogo LLC in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

10.4	Trademark Security Agreement, dated August 26, 2019, by Gogo LLC and Gogo Business Aviation LLC in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

10.5	Copyright Security Agreement, dated August 26, 2019, by Gogo LLC in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

10.6	Crossing Lien Intercreditor Agreement, dated as of August 26, 2019, between U.S. Bank National Association, as Cash Flow Collateral Representative, and JPMorgan Chase Bank, N.A., as ABL Agent.

99.1	Press Release dated August 27, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Barry Rowan
Barry Rowan
Executive Vice President and Chief Financial Officer

Date: August 28, 2019